Exhibit L

October 26, 2023

Corporación Andina de Fomento,
Torre CAF, Av. Luis Roche, Altamira,
Caracas, Venezuela.

Ladies and Gentlemen,

I am General Counsel of Corporación Andina de Fomento (“CAF”), and have acted in that capacity in connection with the issuance by CAF on October 26, 2023, of US$ 1,750,000,000 in aggregate principal amount of its 6.000% Notes due 2027 (the “Notes”) pursuant to (i) a registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Act”), initially filed with the United States Securities and Exchange Commission (the “Commission”) on October 4, 2023 (Registration No. 333-274855) (as so filed and as amended, the “Registration Statement”), (ii) a base prospectus dated October 17, 2023 (the “Base Prospectus”), (iii) a preliminary prospectus supplement, dated October 18, 2023, filed with the Commission pursuant to Rule 424(b) under the Act, (iv) an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act), dated October 19, 2023, (v) a prospectus supplement to the Base Prospectus, dated October 19, 2023, and (vi) a pricing agreement with respect to the Notes, among you, as representatives of the several Underwriters and CAF, dated October 19, 2023 (the “Pricing Agreement”) (which incorporates by reference the underwriting agreement, dated August 9, 2019 (the “Underwriting Agreement”), among CAF and the underwriters party thereto). The Notes are being issued pursuant to a fiscal agency agreement, dated as of March 17, 1998 (the “Fiscal Agency Agreement”), between CAF and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, National Association), as fiscal agent (the “Fiscal Agent”).

As such counsel, I have considered the Convenio Constitutivo de la Corporación Andina de Fomento, signed on February 7, 1968, as amended (the “Constitutive Agreement”), among the full member shareholder countries parties thereto, pursuant to which CAF was established, and the applicable provisions of public international law as I have considered appropriate for purposes of this letter. I have also examined, among other things, the following:

(a)	the Fiscal Agency Agreement and the form of Notes (the Fiscal Agency Agreement and the Notes being herein collectively called the “Documents”); and

(b)	copies of CAF’s governance documents and CAF’s resolutions pertaining to the authorization of the issuance, sale and delivery of the Notes.

In my examination, I have assumed the genuineness of all signatures, including any endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or other copies and the authenticity of the originals of such copies, except with respect to matters as to which I have personal knowledge.

I am not admitted to practice in any jurisdiction of the United States and I am opining as to the effect on the subject transaction only of public international law and the Constitutive Agreement, and I express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any jurisdiction.

With your consent, except to the extent I have expressly opined as to such matters with respect to CAF herein, I have assumed (a) that the Documents have been duly authorized, executed and delivered by the parties thereto; (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms; and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Subject to the foregoing and the other matters set forth herein, I am of the opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered and paid for in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, the Notes will have been duly authorized by all necessary action of CAF.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jorge Luis Silva Méndez
Jorge Luis Silva Méndez

General Counsel
Corporación Andina de Fomento